Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is agreed upon and entered into this 28th day of July, 2015 by and between HUBERTUS M. MUEHLHAEUSER, an adult individual (the “Employee”) and THE MANITOWOC COMPANY, INC., a Wisconsin corporation, together with its successors and assigns (the “Company”).

RECITALS

The Company and the Employee acknowledge the following:

1.    The Company desires to employ Employee, and Employee desires to be employed by the Company, in the position of President and Chief Executive Officer of Manitowoc Foodservice, currently a division of the Company;

2.    The Employee shall have access to confidential financial information, trade secrets and other confidential and proprietary information of the Company; and

3.    The Company has announced that it plans to separate its Cranes and Foodservice businesses into two independent publicly traded entities (the “Separation”).

3.    In connection with the Separation, a new corporation may be formed to own, manage, control, and/or operate the Company’s Foodservice division (the “Foodservice Corporation”), and the Company may sell or transfer some or all of its stock and/or assets to the new Foodservice Corporation.

AGREEMENTS

In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.    Employment

1.1    Duties. Prior to the Separation, Employee shall serve as President and Chief Executive Officer of Manitowoc Foodservice, a division of the Company, reporting to the Chairman and Chief Executive Officer of the Company (the “Chairman”), and following the Separation Employee will be President and Chief Executive Officer of the Foodservice Corporation and will report to the independent board of directors of the Foodservice Corporation (the “Foodservice Corporation Board”). Prior to the Separation, Employee will faithfully perform such duties and have such authority as may be assigned by the Chairman and are consistent with the duties performed by and the authority held by a division president and chief executive officer. Subsequent to the Separation, Employee will perform such duties and have such authority as may be assigned by the Foodservice Corporation Board and as are customary for a president and chief executive officer of a publicly-traded company.

1.2    Formation of Foodservice Corporation. Employee understands and acknowledges that a new Foodservice Corporation may be formed to own, manage, control, and/or operate the Company’s current Foodservice division, and that the Foodservice Corporation shall be governed by a separate board of directors. At any time following the formation of the new Foodservice Corporation, the Company may assign (and in the event of a Separation the Company will assign) this Agreement to the Foodservice Corporation without notice to Employee, at which time Employee shall report to the board of directors for the Foodservice Corporation. Upon assignment of this Agreement to the Foodservice Corporation, the Foodservice Corporation shall have all rights and privileges afforded to the Company under this Agreement and shall assume all the duties, covenants, responsibilities and obligations of the Company under this Agreement, and the Employee shall owe all duties, covenants, responsibilities, and obligations of the Company set forth under this Agreement to the Foodservice Corporation in the same manner as such duties, covenants, responsibilities, and obligations are owed to the Company. The assignment of this Agreement to the Foodservice Corporation, or the assignment to any other entity in accordance with Section 7.1, shall not affect or modify the Commencement Date or the Term of this Agreement as set forth in Section 2 below. In the event of a Separation, the separate Contingent Employment Agreement between the Company and Employee (the “Company CEA”) will either be assigned to and assumed by the Foodservice Corporation or will be terminated and immediately replaced by a Contingent Employment Agreement with the Foodservice Corporation on substantially the same terms as the Company CEA such at no time will Employee not be covered by a contingent employment agreement with the terms set forth in the Company CEA. In the event that the Company sells or publicly announces its intention to sell the Foodservice division to a third-party (a “Foodservice Disposition”) in lieu of consummating the Separation and such Foodservice Disposition would not constitute a “Change of Control” under the Company CEA, such Foodservice Disposition shall constitute “Good Reason” under Section 2.5 of this Agreement.

1.3    Best Efforts. Employee agrees to devote Employee’s entire business time, and best effort, skill and attention to the discharge of his duties while employed by the Company. Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties hereunder, to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees and on family trusts, and (iii) serve on the boards of Faster SpA and Muhlhauser Holding AG and GmbH (it being expressly understood and agreed that Employee’s continuing to serve on any such board shall be deemed not to interfere with his performance of his duties and responsibilities under this Agreement), and Employee shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iii) of this paragraph. Employee will notify and keep the Company apprised of any such boards, committees, and family trusts on which he serves.

1.4    Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees. Employee shall act in the best interest of the Company at all times.

1.5    Immigration Status. The Company and Employee shall cooperate in obtaining valid immigration and/or work authorization documentation for employment in the United States, and failing to do so the Company and Employee will mutually cooperate in making alternative arrangements for Employee’s continued employment in a manner which does not violate immigration and work authorization requirements of the United States.

2.    Terms of Employment

2.1    Term. Subject to termination as set forth below, and unless the parties otherwise agree in writing, the term of Employee’s employment pursuant to this Agreement shall commence on August 3, 2015 (the “Commencement Date”) and shall continue until the later to occur of (a) if the Separation occurs on or prior to December 31, 2016, one year from the effective date of the Separation, or (b) December 31, 2016 (the “Term”). Upon completion of the Term, Employee may continue to be employed by Company subject to Company rules and policies.

2.2    “At Will” Employment Status. Notwithstanding any term or provision of this Agreement, at all times Employee shall be employed by Company on an “at will” basis, subject to termination in accordance with Sections 2.3 through 2.6 below.

2.3    Termination for Cause. The Company shall have the right to immediately terminate this Agreement and Employee’s employment with the Company for any of the following causes (each a “Cause”):

(a)    Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)    Engaging in any act involving fraud or theft;

(c)    Neglect by Employee of his/her duties or breach by Employee of his/her duties or intentional misconduct by Employee in discharging such duties;

(d)    Employee’s continued absence from his/her duties without the consent of the Employee’s supervisor after receipt of notification from the Company, other than absence due to bona fide illness or disability as defined herein;

(e)    Employee’s failure or refusal to comply with the directions of the Chairman or the Board or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require Employee (i) to take any action which is illegal; or (ii) to fail to take any action required by applicable law, regulations or licensing standards;

(f)    Conduct, actions, or performance that violates the Company’s policies concerning ethics or employee conduct;

(g)    Employee’s breach of the agreement set forth in Section 5 of this Agreement or any of the restrictive covenants contained in that Section; or

(h)    Employee’s breach of any term of this Agreement.

provided that the Company shall have delivered to the Employee a notice of termination that specifically identifies such grounds for termination for Cause and, in the case of grounds pursuant to subsections (c) through (h), the Employee shall have failed to cure such circumstances within 30 days of receipt of such notice. Upon the effectiveness of any termination for Cause by the Company, the Company shall have no further obligation under this Agreement and payment of all compensation to Employee under this Agreement shall cease immediately, except for any payment of compensation accrued but unpaid through the date of such termination for Cause. The Employee acknowledges that his compensation may also be subject to any clawback provisions required by law, rule, regulation or company policy consistent with any law, rule or regulation.

2.4    Termination by the Company Without Cause. Notwithstanding Section 2.3 above, the Company shall have the right to terminate this Agreement and Employee’s employment without Cause, at any time, and for any reason or no reason at all, upon written notice to Employee, subject to the following:

(a)    If during the Term, Company terminates this Agreement and/or Employee’s employment and such termination is not a termination for Cause under Section 2.3 above, then Employee shall receive the following from the Company as severance (the “Severance Payment”): two-years’ base salary as set forth in Section 3.1 plus an amount equal to two-hundred percent (200%) of the targeted annual Incentive Compensation amount as set forth in Section 3.3 for the year of the termination (regardless of whether the targeted performance was achieved or exceeded). The Severance Payment shall be paid in substantially equal biweekly installments with the Company’s regular payroll over the two-year period (the “Severance Pay Period”) following the effective date of termination of employment (provided that the initial an final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period). The Severance Payment will be subject to all applicable federal, state and governmental withholdings. The Severance Payment shall be subject to offset (but not below zero) by the amount of any base salary, short-term incentive compensation or cash compensation earned by

Employee or to which Employee is entitled during the Severance Pay Period and which is actually paid to Employee (regardless of when any such amount is paid by a subsequent employer or by the Company): (i) from any subsequent employer following the termination of his employment with the Company, or (ii) from the Company under any Contingent Employment Agreement between the Company and Employee. In the event Employee obtains other employment before the end of the Severance Pay Period, Employee shall immediately notify the Company of such employment in writing. Employee expressly agrees that failure to immediately advise Company of Employee’s new employment shall constitute a material breach of this Agreement, and Employee will forfeit all amounts paid or that otherwise would be paid by the Company under this subparagraph from the date of his new employment until the end of the Severance Pay Period. Employee shall immediately repay to the Company all amounts paid by the Company as a Severance Payment applicable to the period commencing on the date of his new employment or the date a change in control payment is made through the end of the Severance Pay Period. Notwithstanding such forfeiture, the remaining provisions of this Agreement shall remain in full force and effect. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate his new employment and all compensation and rights under his new employment.

(b)    Before receiving the Severance Payment set forth in Section 2.4(a) above, and as a condition to receiving the same, Employee shall sign and not revoke a release of any and all claims or potential claims against the Company which Employee has or may have, whether known or unknown, as of the date of the release. The release shall be in the form attached hereto as Exhibit A.

(c)    In order to facilitate compliance with Section 409A of the Internal Revenue Code, the Company and the Employee shall neither accelerate nor defer or otherwise change the time at which any payment due under this Section 2.4 is to be made and the Employee shall not be considered to have had a termination of employment until the Employee is considered to have a had a separation from service within the meaning of Code Section 409A.
2.5    Termination by Employee for Good Reason. During the Term, Employee may terminate this Agreement and/or his employment with the Company for Good Reason, as defined below. If Employee terminates this Agreement or his employment for Good Reason during the Term, then Employee shall be entitled to receive the Severance Payment as set forth in Section 2.4(a) above, subject to the requirements of Sections 2.4(a), (b) and (c). For purposes of this Agreement, “Good Reason” shall mean:

(a)a material diminution in Employee’s position, authority or title, or the assignment of duties to Employee that are materially inconsistent with Employee’s position or title as described in Section 1.1;

(b)a material diminution in Employee’s base salary or incentive/bonus opportunities except for across-the-board temporary salary reductions of twenty percent (20%) or less similarly affecting other employees;

(c)a change required by the Company’ s board of directors of the Foodservice Corporation’s principal offices of more than fifty (50) miles from the location of the Foodservice Corporation principal offices on the date that the Foodservice corporation is spun off from the Company;

(d)a material breach by the Company of any of its obligations under this Agreement;

(e)any successor to the Company’s Foodservice business (whether by merger, purchase of assets, liquidation or otherwise) fails or refuses to assume the Company’s obligations under this Agreement;

(f)the Separation does not occur by December 31, 2016 or the public announcement by the Company of its intention not to consummate the Separation;

(g)the failure of the Employee to be appointed a director of Foodservice Corporation at its formation (or immediately following the Commencement Date if the Foodservice Corporation is formed prior to the Commencement Date) or the failure of the Employee to be elected and maintained as a director of the Foodservice Corporation following the Separation; or

(h)a Foodservice Disposition (as defined in Section 1.2) occurs in lieu of consummating the Separation and such Foodservice Disposition does not constitute a “Change of Control” under the Company CEA.

Notwithstanding the foregoing, no such event described above (other than with respect to (f) above) shall constitute Good Reason unless (1) Employee gives written notice to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s notice.
2.6    Termination Due to Disability or Death. If Employee is unable to perform his duties under this Agreement by reason of physical or mental disability, this Agreement shall terminate, and, upon such termination, Employee shall continue to receive the compensation described in Section 3 of this Agreement, reduced by any disability payment to which Employee may be entitled in lieu of such compensation, until the last day of the Term. At the expiration of the Term, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through that date, COBRA benefits and other benefits to which the Employee may be entitled notwithstanding termination of his employment). The term “disability” as used in this Agreement shall mean a condition which prohibits Employee from performing his duties substantially in the manner he is capable of performing them on the date of this Agreement, which cannot be removed by reasonable accommodations on the part of the Company, for sixty (60) days or more during any one year period.
If Employee should die during the term of this Agreement, this Agreement shall terminate and all payments and rights to compensation and benefits to Employee under this Agreement shall cease immediately, except for any compensation and benefits accrued but unpaid through the date of death.
2.7    COBRA Coverage. Any period of continued post-employment medical plan coverage provided in accordance with this Agreement shall count against the minimum period of coverage required by the medical continuation provisions of COBRA and any other applicable legislation.
3.    Base Compensation and Incentive Compensation.
3.1    Base Compensation. Subject to Section 2 of this Agreement, the Company shall pay to Employee an annual salary in the amount of Eight Hundred Thousand and 00/100 Dollars ($800,000.00) (the “Base Compensation”). The Base Compensation shall be paid in accordance with the Company’s normal payroll procedures, subject to all applicable taxes and withholdings.
3.2    Signing Bonus. In addition to the Base Compensation, upon completion of ninety (90) days of continuous service to the Company, Employee shall receive a one-time payment in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Signing Bonus”). The Signing Bonus shall not be considered Base Compensation but shall be treated as wages and is subject to all applicable taxes and withholdings.
3.3    Short-Term Incentive Compensation. Subject to Section 2 of this Agreement, in addition to the Base Compensation, Employee shall be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) in effect as of the date of this Agreement. Under the STIP, Employee’s target incentive compensation payment is 100% of Employee’s Base Compensation if the Company achieves 100% of the STIP target performance requirements for the calendar year. The STIP payout for a calendar year performance may not exceed 200% of Employee’s Base Compensation for that year. In accordance with the terms of the STIP, Employee must remain employed with the Company through the last day of a calendar year in order to receive any short incentive compensation for that year. Any short-term incentive compensation for the 2015 calendar year shall be prorated based upon Employee’s date of hire.
4.    Benefits.
In addition to the Base Compensation, the Signing Bonus, and the Short-Term Incentive Compensation set forth in Section 3 above, Employee shall be eligible to receive the following benefits which shall be subject to the terms of all applicable plan documents and policies:
4.1    401(k) Retirement Plan. Upon commencement of Employee’s employment with the Company and obtaining valid immigration and/or work authorization status in the United States, Employee shall be eligible to make contributions to a 401(k) Retirement Plan sponsored by the Company. The Company’s current practice is to match Employee’s contribution to Employee’s 401(k) Retirement Plan as follows: 100% Company matching contribution on the first 3% of pay that Employee contributes; and 50% Company matching contribution on the next 2% of pay that Employee contributes. In addition, if Employee participates in the Company’s 401(k) Plan, and if the Company meets certain financial targets, Employee may receive an additional annual Company retirement contribution.
4.2    Non-Qualified Stock Options.
(a)    Upon commencement of Employee’s employment with the Company, Employee will be granted an initial award of non-qualified stock options under the Company’s Omnibus Incentive Plan. The fair market value of the stock options compromising the initial award will equal One Million and 00/100 Dollars ($1,000,000.00) determined in the same manner that grant value (and the number of stock options awarded) was determined for the annual grants to other executive officers of the Company in 2015. The stock options awarded under this Section 4.2(a) shall vest 25% per year on the annual anniversary of the grant date. Notwithstanding the foregoing, in the event Employee’s employment is terminated prior the end of the Term for any reason other than for Cause, no less than one half of the stock options awarded under this Section 4.2(a) shall immediately vest.
(b)    Employee will also be eligible for future annual long-term incentive awards under the Company’s Omnibus Incentive Plan if and when annual awards are granted by the Company. Employee’s long-term incentive award grant target is Two Million and 00/100 Dollars ($2,000,000.00) per year. All grants are determined by the Company’s board of directors and are subject to the terms of an award agreement consistent with award agreements provided to other Manitowoc Foodservice executives, including similar vesting and performance conditions.
4.3    Deferred Compensation Plan. Employee is eligible to participate in the Company’s Deferred Compensation Plan. Details of the Deferred Compensation Plan and an enrollment form will be provided to Employee. To participate in the Deferred Compensation Plan, Employee must complete the deferral agreement and return it to the Company, attention Deb Casper, Corporate Benefits Department, P.O. Box 66, Manitowoc, WI 54221-0066.
4.4    Vehicle Allowance. The Company will provide Employee with a vehicle allowance in the amount of Nine Hundred and 00/100 Dollars ($900.00) per month.

4.5    Tax Preparation. The Company will reimburse Employee for costs associated with the preparation of Employee’s personal income taxes and financial planning each year. During the Term, this benefit shall not exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00). For any year after completion of the Term, this benefit shall not exceed Ten Thousand and 00/100 Dollars ($10,000.00).
4.6    Physical Examination. The Company will reimburse Employee for one (1) physical examination every year.
4.7    Health, Dental and Life Insurance. Employee is eligible to receive life insurance, health coverage, vision care plan, flexible spending account, and dental coverage (Plan 1 or Plan 2) under the Company’s plans. Coverage for these benefits is available beginning on the first day of the month following Employee’s completion of thirty (30) days of continuous service to the Company
4.8    Vacation and Holidays. Employee will be eligible for four (4) weeks of paid vacation each calendar year. For any partial calendar year, including 2015, Employee’s vacation eligibility shall be prorated accordingly. In addition to vacation, the Company currently observes eleven (11) paid holidays per year.

4.9    Relocation Services. Employee will be eligible for relocation services consistent with the Company’s Corporate Policy.
5.     Confidentiality, Non-Compete, Non-Solicitation, and Intellectual Property

As a material requirement of this Agreement and in consideration of Employee’s employment with the Company, as well as Employee’s access of confidential information belonging to the Company, upon execution of this Agreement, Employee shall sign an Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Solicitation of Customers, a copy of which is attached hereto as Exhibit B.
6.    Disclosures
6.1    Upon Employment. Employee represents and warrants to the Company that Employee is not a party to any confidentiality, non-competition, non-solicitation or similar agreements with any third party, or to any agreement, in any such instance, the terms of which could prohibit Employee from performing his employment duties for the Company, or to any agreement which could be breached by Employee’s entry into this Agreement and/or performance of Employee’s employment duties for the Company.
6.2    Upon Termination of Employment. Employee shall promptly notify any subsequent employer during the Non-Compete Period of the terms of this Agreement to ensure that this Agreement is not breached by Employee.

7.    Miscellaneous Provisions
7.1    Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent, provided, however, such assignment shall not relieve the Company of its obligations hereunder unless such assignment is to Foodservice Corporation in connection with its separation as an independent U.S. publicly traded company. Employee further acknowledges and agrees that the Company may, without Employee’s consent, assign its rights and obligations under this Agreement to the Foodservice Corporation as described in Section 1.2 above. Further, if the Company merges with or into any other entity or transfers all or substantially all of the assets of the Company, the rights and obligations of the Company under this Agreement may be assigned without Employee’s consent to such successor of the Company. In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which may not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s rights and obligations under this Agreement may not be assigned to or be assumed by any other person or entity.
7.2    Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given by Employee only if provided to the Company’s Corporate Secretary, and shall be deemed to be duly given by the Company to Employee if provided by mail, email, mail or nationally or internationally recognized carrier to Employee at his address as shown in the Company’s records with a required copy to Vedder Price P.C., 222 N. LaSalle Street, Chicago, IL 60601, Attention of William J. Bettman, Esq.
7.3    Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
7.4    Integration, Amendment and Waiver. This Agreement constitutes the entire agreement between the Company and Employee, superseding all prior similar arrangements and agreements, and may be modified, amended or waived only by a written instrument signed by both of them. This Agreement does not supersede the Company CEA between the Employee and the Company relating to a change in control of the Company and dated on or about the date hereof.
7.5    Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Manitowoc County, Wisconsin, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, Employee expressly agrees and consents to jurisdiction in the Circuit Court for Manitowoc County, Wisconsin and waives any claim that the Circuit Court for Manitowoc County, Wisconsin is an inconvenient forum.
7.6    Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
7.7    Non-Wavier of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party under this Agreement shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.
7.8    Attorneys’ Fees. In the event that the Employee or the Company is required to bring any proceeding or any legal action to enforce the terms of this Agreement each party will bear its own fees and expenses with respect thereto.
7.9    Survival. In the event that the Company is obligated to make any Severance Payment pursuant to the terms hereof, such obligation shall survive the termination of this Agreement.
7.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.
EMPLOYEE:                THE COMPANY:

THE MANITOWOC COMPANY, INC.

___________________________        By:
Hubertus M. Muehlhaeuser             Glen E. Tellock, Chairman and CEO